Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY ANNOUNCES RETIREMENT OF
CHIEF EXECUTIVE OFFICER AND CHAIRMAN RICHARD E. GATHRIGHT

Ft. Lauderdale, FL, November 17, 2011 – SMF ENERGY CORPORATION (NASDAQ: FUEL), a leading energy logistics company, today announced the retirement of Richard E. Gathright, the Company’s Chief Executive Officer, President and Chairman of the Board.  The Board of Directors has appointed Steven R. Goldberg to be the new Chief Executive Officer and President.  Larry S. Mulkey, a current director of the Company, will assume the role of Chairman of the Board.

“On behalf of the Board and everyone at SMF Energy Corporation, I would like to thank Richard for his leadership as Chairman, CEO and President and his dedicated and tireless service to the Company,” said Mulkey.  “Richard leaves enormous shoes to fill, but the Board has every confidence that Steve Goldberg is up the challenge of leading the Company forward to even greater successes.”

Mr. Goldberg has served as a member of the Company’s Board of Directors since July 2005. Since 2007 he has been President of Goldhammer Advisory LLC, specializing in M&A and corporate finance matters, located in Miami, Florida and has been a Senior Advisor to Boyne Capital Partners, a private equity firm. He has substantial experience in transportation and logistics businesses, having served in senior positions in finance and corporate development at Ryder System (and subsidiary), Republic Services and Arrow Cargo, as well as having held finance positions with Squibb Corporation and J. E. Seagram and Sons, Inc.

Mr. Mulkey, who retired from Ryder System in 1997 after 31 years of service, including service as President of Worldwide Logistics and a member of the executive committee, currently provides consulting services relating to transportation and logistics, business strategy, and real estate.

“I am extremely excited about the opportunity to lead SMF Energy at this point in its corporate history,” said Goldberg.  “We have a talented management team, dedicated and highly-skilled employees and a sophisticated operational platform.  As a result, the transition in senior leadership will be seamless to our customers, suppliers and business partners.  As stated in our November 14 earnings release, the outlook for our current fiscal year is very positive and we continue to explore avenues to aggressively grow our business.  We plan to concentrate our efforts on identifying new growth opportunities and even greater cost savings in order to deliver superior shareholder value.  I am grateful to Richard Gathright for leaving the Company poised for continuing improvements in performance and accelerating growth in the future.”

Mulkey continued, “As the result of Richard’s eleven years directing our business, we are now one of the leading providers of petroleum product distribution services, transportation logistics and emergency response services in the country.  Richard’s accomplishment is particularly noteworthy since he did so notwithstanding some of the most challenging economic circumstances in history for our industry and for the economy as a whole, coupled with the burden of being a public company during periods of ever increasing regulatory scrutiny.

“Richard’s understanding of our customers and their ever changing needs, his expertise in energy and logistics, and his dedication to building both a modern infrastructure for the Company’s business and a strong, cohesive, management team have led us to profitability and have laid a solid foundation for the growth and profitability of our business going forward.”

Goldberg added, “We look forward to working with Richard during this transition and we wish him the very best in his future endeavors, both personal and professional.”

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock, the Company’s ability to declare and pay future dividends, and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2011.